Exhibit 10.3

US ECOLOGY, INC.

INCENTIVE STOCK OPTION AGREEMENT

Effective [GrantDate] (the “Effective Date”), US Ecology, Inc., a Delaware corporation (the “Company”), hereby grants to [FirstLast] (the “Optionee”) an Incentive Stock Option to purchase from the Company, at an exercise price of $[OptionPrice] per Share, [Total] Shares (the “Option”) subject to the terms and conditions set forth in this Stock Option Agreement (this “Agreement”).

1.Incentive Stock Option. The Option is intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). If, during one taxable year, the Option and any other incentive stock options (within the meaning of Code Section 422) granted to the Optionee by the Company or its Subsidiaries (or any of their respective predecessors) vests for Shares with an aggregate Fair Market Value in excess of $100,000, then the Option, as to such excess, shall be treated as a Non-Qualified Option that does not meet the requirements of Section 422 of the Code. If and to the extent that the Option (or a portion thereof) fails to qualify as an “incentive stock option” under the Code, the Option (or such portion) shall remain outstanding according to its terms as a Non-Qualified Option. If the preceding $100,000 rule is implicated, the Company shall determine, in accordance with the Code, which portion of the Option and any other option granted to Optionee will be treated as a Non-Qualified Option. Notwithstanding anything contained in this Agreement or in the Plan (as defined below) to the contrary, (i) the Company makes no promise that the Option will qualify as an “incentive stock option” under Section 422 of the Code, and any portion of the Option that does not so qualify will be treated as a Non-Qualified Option and (ii) neither the Company nor any of its Subsidiaries will have any liaiblity to the Optionee or to any other Person if the Option or any portion thereof does not qualify as an “incentive stock option” under Section 422 of the Code.

2.Plan.  This Agreement and the Option are made and accepted pursuant to and in accordance with the Amended and Restated US Ecology, Inc. Omnibus Plan (the “Plan”). The terms and provisions of the Plan, and any amendments thereto from time to time, are hereby incorporated herein by reference. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will prevail. Unless otherwise stated, all capitalized terms used herein that are not otherwise defined shall have the meanings set forth in the Plan.

3.Term and Vesting. The Option shall vest and become exercisable as follows, provided that the Optionee remains employed by the Company or a Subsidiary from the Grant Date through each applicable vesting date:

•	The Option shall become vested and exercisable with respect to [Year1ISO] Shares on [Year1VestingDate];
•	The Option shall become vested and exercisable with respect to [Year2ISO] Shares on [Year2VestingDate]; and
•	The Option shall become vested and exercisable with respect to [Year3ISO] Shares on [Year3VestingDate].

To the extent not exercised in full or forfeited earlier in accordance with the terms of this Agreement, the Plan or an effective employment, severance or similar agreement between the Optionee and the Company or a Subsidiary and subject to the Optionee’s continued employment with the Company or any of its Subsidiaries, the Option will remain exercisable until the tenth anniversary of the Effective Date (the “Expiration Date”). If not terminated or exercised in full earlier, the Option will terminate on the Expiration Date with no further compensation due to the Optionee or any other Person. Unless otherwise provided in an effective employment, severance or similar agreement between the Optionee and the Company or a Subsidiary, upon the date of the termination of the Optionee’s employment with the Company and its Subsidiaries (the “Termination Date”), the Option shall remain exercisable only in accordance with the following provisions:

(a)Upon the termination of the Optionee’s employment with the Company or any of its Subsidiaries, other than as provided in Section 3(b), Section 3(c) or Section 3(d) below, any vested portion of the Option shall remain exercisable by the Optionee until the earlier of (i) thirty (30) days after the Termination Date and (ii) the Expiration Date.

(b)Upon the termination of the Optionee’s employment by the Company or any of its Subsidiaries without Cause or by the Optionee for Good Reason, in each case, within twenty-four (24) months following a Change in Control, (i) any unvested portion of the Option as of the Termination Date shall vest in full (with any applicable Performance Goals being deemed to have been achieved at target or, if greater, the actual level of performance) and (ii) the Option shall remain exercisable by the Optionee until the earlier of (i) ninety (90) days after the Termination Date and (ii) the Expiration Date.

(c)Upon the termination of the Optionee’s employment with the Company or any of its Subsidiaries by reason of the Optionee’s death or Disability, (i) any unvested portion of the Option as of the Termination Date shall vest in full (with any applicable Performance Goals being deemed to have been achieved at target or, if greater, the actual level of performance) and (ii) the Option shall remain exercisable by the Optionee or the Optionee’s beneficiary or legal representative, as the case may be, until the earlier of (i) ninety (90) days after the Termination Date and (ii) the Expiration Date.

(d)Upon the termination of the Optionee’s employment with the Company or any of its Subsidiaries for Cause, the Option (whether vested or not vested) shall be immediately forfeited at such time with no further compensation due to the Optionee or any other Person.

Any vested and exercisable portion of the Option that is not so exercised within the applicable exercise period set forth in this Section 3 shall be forfeited with no further compensation due to the Optionee or any other Person. Additionally, except as set forth in this Section 3 or unless otherwise provided in an effective employment, severance or similar agreement between the Optionee and the Company or a Subsidiary, any portion of the Option that is not vested or exercisable as of the Termination Date shall be immediately forfeited at the time of such termination of employment with no further compensation due to the Optionee or any other Person.

Optionee understands and agrees that, except in the case of a termination of employment due to Optionee’s death, if the Option is exercised more than ninety (90) days after Optionee’s termination of employment (or more than one year after such termination of employment due to “permanent and total disability” (as defined in Section 22(e)(3) of the Code)), then the portion of the Option so exercised shall be treated as a Non-Qualified Option.

4.Limitation Upon Transfer.  Notwithstanding anything in the Plan to the contrary, the Option shall not be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation or liability of the Optionee to, any Person, other than the Company or any Subsidiary, or assigned or transferred by the Optionee otherwise than by will or the laws of descent and distribution, and the Option and the rights relating thereto shall be exercisable during the lifetime of the Optionee only by the Optionee or his or her guardian or legal representative.

5.Method of Exercise.  The Option may be exercised in whole or in part by tendering to the Company written notice of exercise accompanied by the aggregate exercise price for the Shares with respect to which the Option is being exercised.  The exercise price for the Shares acquired upon the exercise of the Option shall be paid by the Optionee by the delivery of cash or check payable to the order of the Company, or with the consent of the Committee, in whole or in part, by tendering owned Shares valued at Fair Market Value. Shares acquired upon the exercise of the Option shall be delivered or credited to the Optionee promptly after such exercise. The Optionee may also require net share settlement with respect to any portion of the Option that does not satisfy the requirements of Section 422 of the Code, whereby the Company reduces the number of Shares otherwise to be delivered on exercise by the number of Shares having a Fair Market Value on the exercise date equal to the exercise price of the portion of the Option being so exercised.

6.Disqualifying Disposition. If the Optionee disposes of any Shares acquired upon the exercise of the Option within two (2) years after the Effective Date or one (1) year after such Shares were acquired pursuant to the exercise of the Option (either disposition, a “Disqualifying Disposition”), the Optionee acknowledges and agrees that the Optionee shall notify the Company in writing of such disposition. Any notice to the Company of a Disqualifying Disposition must be given within thirty (30) days after such disposition.

7.Registration of Shares. Notwithstanding any of the provisions of this Agreement, the Option will not be exercisable, in whole or in part, unless (a) all Shares issuable on the exercise thereof have been registered under the Securities Act or (b) the Company shall have received an opinion of its counsel that registration under the Securities Act and all other applicable securities laws is not required in connection with such issuance. The Optionee further agrees that all Shares acquired under the exercise of the Option will not be sold or transferred unless such Shares have been registered for resale under the Securities Act or unless the Company shall receive an opinion of counsel satisfactory to it that such Shares may be resold without registration under the Securities Act.

8.Successors and Assigns.  The Company may assign any of its rights under this Agreement. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein and in the Plan, the Optionee and the Optionee’s beneficiaries, executors, administrators, heirs, legal representatives and the Person(s) to whom the Option may be transferred by will or the laws of descent and distribution.

9.Adjustments. The number and kind of Shares subject to the Option and/or the exercise price set forth herein shall be subject to adjustment from time to time as provided in Section 9 of the Plan.

10.Taxes. The Optionee must make appropriate arrangements for the payment of any taxes relating to the Option. The Company and its Subsidiaries are authorized to withhold from any payment relating to the Option, including from a distribution of Shares, or from any payroll or other payment to the Optionee, amounts of withholding and other taxes due in connection with the Option, and to take such other action as the Committee may deem advisable to enable the Company, its Subsidiaries and the Optionee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Option. This authority shall include, in the discretion of the Committee, the ability to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of the Optionee's tax withholding obligations and to require the Optionee to enter into elections in respect of taxes. If the Grantee is subject to Section 16 of the Exchange Act with respect to the Company, the Grantee may direct the Company to reduce the number of Shares that would otherwise be deliverable upon the exercise of the Option having a Fair Market Value on the date of exercise equal to the withholding taxes payable (up to the withholding rate permitted by the immediately following sentence) in connection with such exercise. Withholding of taxes in the form of Shares with respect to the Option shall not occur at a rate that equals or exceeds the rate that would result in liability accounting treatment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed this ___ day of _________, 20__.

US ECOLOGY, INC.

By:	Jeffrey R. Feeler
Its:	President and Chief Executive Officer

OPTIONEE

Name:	[FirstLast]
Address:	[Address]
[City], [State] [Zip]
Employee ID#:	[TaxID]